UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2010 (July 15, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 15, 2010, ANTs software inc. (ANTs) and Fletcher International, Ltd., a company organized under the laws of Bermuda (Fletcher), agreed to amend the terms of the previously announced $10 million investment agreement dated March 12, 2010. Pursuant to the amendment to the investment agreement, Fletcher agreed to purchase 1.6 million shares of restricted common stock at an aggregate purchase price of $2.0 million or $1.25 per share. The closing of that sale is expected to occur on or before July 20, 2010 subject to the satisfaction of certain conditions. In addition, under the amendment to the investment agreement, Fletcher has the right, but not the obligation, to purchase the additional shares of ANTs common stock at a purchase price of $1.25 per share for up to $1 million of additional shares and $1.50 per share for up to $5 million of additional shares. Fletcher can exercise its right to purchase the additional shares at any time prior to July 14, 2016. These purchase rights are in addition to the previously announced warrants issued to Fletcher at the time of the initial closing under the investment agreement.

Proceeds from the transaction will be used for general operating purposes and to further fund ANTs’ development and go-to-market strategy for its innovative database migration solutions.

In addition, the amendment to the investment agreement (i) eliminates ANTs ability to require Fletcher to purchase shares of restricted commons stock in the future, (ii) revises the rights of Fletcher to cause ANTs to issue and sell additional shares of restricted common stock to Fletcher in the future and fixes the purchase price payable for such shares and imposes a deadline for the exercise of such rights, (iii) revises the terms of the initial warrant issued pursuant to the agreement in order to extend the time period in which such warrant may be exercised, (iv) revises the conditions under which a subsequent warrant will be issued and extends the time period in which such warrant may be exercised, and (v) revises the provisions in the agreement with respect to the required registration of shares of restricted common stock issued pursuant to the revised agreement, including removal of certain specified penalties for failure to register. In the amendment, Fletcher and ANTs agreed that ANTs will not be liable for any payments under the original terms of the investment agreement as a result of the fact that the shares of common stock issued or issuable to Fletcher under the agreement were not registered for resale under the Securities Act of 1933, as amended, on or before June 30, 2010 as required by the terms of the original agreement. ANTs has agreed, however, to file and cause to become effective registration statements in the future to register the shares of common stock for resale on or before certain specified dates.

Item 3.02  Unregistered Sales of Equity Securities

As referenced under Item 1.01 above, ANTs engaged in a private transaction with Fletcher in which 1.6 million shares of restricted common stock were sold for $2.0 million and agreed to additional shares in the future at the option of Fletcher. The description of the transaction set forth in Item 1.01 is incorporated herein by reference.

Fletcher qualifies as an accredited investor as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”). The sales of these securities were made in reliance upon Rule 506 and Section 4(2) of the Act.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 99	Press release dated July 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: July 15, 2010	By:	/s/ Dave Buckel
Dave Buckel, Chief Financial Officer